Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION REPORTS 2015 FOURTH QUARTER AND FULL YEAR RESULTS, PROVIDES 2016 ANNUAL OUTLOOK WITH ANTICIPATED CONTINUED STRONG PERFORMANCE

(Tampa, FL, February 24, 2016) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months and year ended January 3, 2016.

Executive Summary

•
Net sales increased $36.5 million or 8.1% to $485.4 million and $34.3 million or 1.9% to $1,872.0 million for the fourth quarter and fiscal year, respectively, over the comparable 2014 periods. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 12.7% to $505.8 million and 6.9% to $1,964.9 million for the fourth quarter and fiscal year, respectively.

•	Net loss attributable to Masonite was $13.2 million, or $0.43 per diluted share, and $47.1 million, or $1.56 per diluted share, in the fourth quarter and fiscal year, respectively.

•
Adjusted EBITDA[1] increased $19.1 million, or 50.7%, to $56.8 million in the fourth quarter and $67.1 million, or 48.9% to $204.2 million in the fiscal year versus the comparable 2014 periods. For the full year 2015, Adjusted EBITDA margin was 10.9%.

•	Adjusted earnings per diluted share[1] increased to $0.54 from $0.02 and increased to $1.49 from $(0.68) for the fourth quarter and fiscal year, respectively, versus the comparable 2014 periods.

•	Announced a share repurchase authorization of up to $150 million.

“We delivered a seventh consecutive quarter of double digit Adjusted EBITDA growth in the fourth quarter. Adjusted EBITDA increased more than 50% compared to the same period last year and we reported double digit Adjusted EBITDA margins for the third consecutive quarter. Our continued focus on innovation, customer service, strategic acquisitions, and a disciplined focus on margins across the business portfolio drove the tremendous results in 2015,” said Fred Lynch, President and CEO. “We believe we are well positioned for continued strong growth in 2016 as we partner with our customers to provide best in class products and service levels and deliver an unparalleled customer experience.”

1 See appendix for definition and reconciliation of Non-GAAP Financial Measures.

Fourth Quarter 2015
Net sales increased 8.1% to $485.4 million in the fourth quarter of 2015 from $448.9 million in the comparable period of 2014. Excluding the $20.4 million unfavorable impact of foreign exchange, net sales would have increased by 12.7% to $505.8 million. The increase was primarily due to $38.3 million of increased unit volumes, $14.3 million improvement in average unit price and a $4.3 million increase in net sales of other products.

Total company gross profit increased to $95.0 million in the fourth quarter of 2015, from $67.6 million in the comparable 2014 period. Gross profit margin increased 450 basis points to 19.6% of net sales in the fourth quarter of 2015, from 15.1% of net sales in the fourth quarter of 2014, primarily due to increases in average unit price.

Selling, general and administrative (SG&A) expense in the fourth quarter was $67.6 million, an increase of $13.7 million from the comparable 2014 period primarily driven by an increase in personnel costs and the impact of our acquisitions in 2015, partially offset by the removal of SG&A from the Company's door business in France which was sold in August 2015.

Net loss attributable to Masonite decreased $3.2 million to $13.2 million, or $0.43 per diluted share in the fourth quarter of 2015 which includes $30.3 million of charges related to the deconsolidation of our South Africa subsidiary.

Adjusted EBITDA increased 50.7% to $56.8 million in the fourth quarter of 2015, from $37.7 million in the fourth quarter of 2014. As a percentage of net sales, Adjusted EBITDA increased 330 basis points to 11.7%.

Adjusting for the South African deconsolidation charge, net income attributable to Masonite would have been $17.0 million resulting in Adjusted earnings per diluted share of $0.54 in the fourth quarter of 2015, an increase from $0.02 in the fourth quarter of 2014.

Full Year 2015 Discussion
Net sales for the year ended January 3, 2016 increased 1.9% to $1.9 billion versus the comparable period of 2014. Excluding the $92.9 million unfavorable impact of foreign exchange, net sales would have increased 6.9%. The increase was primarily due to a $94.3 million improvement in average unit price, $30.5 million of higher unit volumes and a $2.4 million increase in net sales of other products.

Total company gross profit increased to $350.9 million in the year ended January 3, 2016, from $265.4 million in the year ended December 28, 2014. Gross profit margin increased 430 basis points to 18.7% of net sales in the fiscal year ended January 3, 2016, from 14.4% of net sales in the comparable period of 2014, primarily due to increases in average unit price.

Selling, general and administrative (SG&A) expense in the year ended January 3, 2016 was $244.1 million, an increase of $20.0 million from the year ended December 28, 2014, primarily driven by increases in personnel costs and additional SG&A from our 2015 acquisitions partially offset by the 2015 disposition of the Company's door business in France, the 2014 exit from Israel and a beneficial foreign exchange impact.

Net loss attributable to Masonite increased $9.8 million to $47.1 million, or $1.56 per diluted share in the year ended January 3, 2016, which includes charges of $39.2 million related to the disposition of the

Company's door business in France, $30.3 million related to the deconsolidation our South Africa subsidiary and the $28.0 million loss on extinguishment of debt versus the comparable 2014 period.

Adjusted EBITDA increased $67.1 million to $204.2 million for the year ended January 3, 2016, from $137.1 million in the comparable period of 2014. As a percentage of net sales, Adjusted EBITDA increased 340 basis points to 10.9%.

Adjusting for the charges, net income for the year ended January 3, 2016 would have been $47.1 million and Adjusted earnings per diluted share would have been $1.49, an increase from $(0.68) in 2014.

South Africa Update
Masonite (Africa) Limited has appointed a transaction advisor in connection with the potential sale of the business.

2016 Outlook
Masonite’s 2016 annual outlook assumes mid-single digit U.S. housing completions, low to mid-single digit growth in the U.S. repair, renovation and remodel market and continued strength in the UK housing market. Based on the Company's expectation to outperform the market, and the net impact of the 2015 disposition of our door business in France and UK acquisitions, the Company expects full-year 2016 net sales growth in the range of six to eight percent. Excluding anticipated impacts of foreign exchange the Company expects net sales growth of seven to nine percent.

The Company expects Adjusted EBITDA to be in the range of $235 million to $255 million.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on February 25, 2016. The live audio webcast will begin at 10:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website under Investors > Events & Presentations. The webcast can be directly accessed at: Q4'15 Earnings Webcast.

Telephone access to the live call will be available at 877-407-3980 (in the U.S.) or by dialing 201-689-8475 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through March 10, 2016. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13628426.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. During 2015, Masonite served more than 8,000 customers in 73 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of improvements in the housing market and related markets and the effects of our pricing and other strategies. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” "might", “could,” “will,” would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; competition; our ability to successfully implement our business strategy; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-backed credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs, and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; our ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and senior secured asset-based credit facility; and other factors publicly disclosed by the company from time to time.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North America	Europe, Asia and Latin America	Africa	Total	% Change
Fourth quarter 2014 net sales	$338.8	$93.0	$17.1	$448.9
Volume*	39.4	(2.6)	1.5	38.3	8.5%
Average unit price	13.8	4.8	(4.2)	14.3	3.2%
Other	2.7	1.6	—	4.3	1.0%
Foreign exchange	(14.4)	(3.1)	(2.9)	(20.4)	(4.5)%
Fourth quarter 2015 net sales	$380.3	$93.7	$11.5	$485.4	8.1%
Year over year growth, net sales	12.2%	0.8%	(32.7)%

Fourth quarter 2014 Adjusted EBITDA	$29.1	$5.8	$2.9	$37.7
Fourth quarter 2015 Adjusted EBITDA	$45.3	$11.5	$—	$56.8	50.7%
Year over year growth, Adjusted EBITDA	55.7%	98.3%	(100.0)%

	North America	Europe, Asia and Latin America	Africa	Total	% Change
Year to date 2014 net sales	$1,396.0	$385.1	$56.6	$1,837.7
Volume*	40.0	(13.6)	4.0	30.5	1.7%
Average unit price	78.3	19.7	(3.7)	94.3	5.1%
Other	3.7	(1.3)	—	2.4	0.1%
Foreign exchange	(50.9)	(33.7)	(8.3)	(92.9)	(5.1)%
Year to date 2015 net sales	$1,467.1	$356.2	$48.6	$1,872.0	1.9%
Year over year growth, net sales	5.1%	(7.5)%	(14.1)%

Year to date 2014 Adjusted EBITDA	$121.1	$15.8	$0.3	$137.1
Year to date 2015 Adjusted EBITDA	$165.2	$40.0	$(1.0)	$204.2	48.9%
Year over year growth, Adjusted EBITDA	36.4%	153.2%	(433.3)%

(*) Includes the incremental impact of acquisitions and dispositions.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014
Net sales	$485,422	$448,940	$1,871,965	$1,837,700
Cost of goods sold	390,424	381,364	1,521,115	1,572,301
Gross profit	94,998	67,576	350,850	265,399
Gross profit as a % of net sales	19.6%	15.1%	18.7%	14.4%

Selling, general and administration expenses	67,576	53,928	244,145	224,077
Selling, general and administration expenses as a % of net sales	13.9%	12.0%	13.0%	12.2%

Restructuring costs	1,195	(57)	5,678	11,137
Asset impairment	—	18,202	9,439	18,202
Loss (gain) on disposal of subsidiaries	30,263	—	59,984	—
Operating income (loss)	(4,036)	(4,497)	31,604	11,983
Interest expense (income), net	7,165	10,491	32,884	41,525
Loss on extinguishment of debt	—	—	28,046	—
Other expense (income), net	1,782	(1,670)	(1,757)	(587)
Income (loss) from continuing operations before income tax expense (benefit)	(12,983)	(13,318)	(27,569)	(28,955)
Income tax expense (benefit)	(1,595)	1,131	14,172	4,533
Income (loss) from continuing operations	(11,388)	(14,449)	(41,741)	(33,488)
Income (loss) from discontinued operations, net of tax	(247)	(194)	(908)	(630)
Net income (loss)	(11,635)	(14,643)	(42,649)	(34,118)
Less: net income (loss) attributable to non-controlling interest	1,583	1,724	4,462	3,222
Net income (loss) attributable to Masonite	$(13,218)	$(16,367)	$(47,111)	$(37,340)

Earnings (loss) per common share attributable to Masonite:
Basic	$(0.43)	$(0.55)	$(1.56)	$(1.26)
Diluted	$(0.43)	$(0.55)	$(1.56)	$(1.26)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$(0.43)	$(0.54)	$(1.53)	$(1.24)
Diluted	$(0.43)	$(0.54)	$(1.53)	$(1.24)

Shares used in computing basic earnings per share	30,402,479	29,915,729	30,266,747	29,588,001
Shares used in computing diluted earnings per share	30,402,479	29,915,729	30,266,747	29,588,001

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	January 3, 2016	December 28, 2014
Current assets:
Cash and cash equivalents	$89,187	$192,037
Restricted cash	12,645	13,187
Accounts receivable, net	224,976	241,721
Inventories, net	208,393	222,732
Prepaid expenses	21,983	21,103
Income taxes receivable	1,762	1,796
Total current assets	558,946	692,576
Property, plant and equipment, net	534,234	576,234
Investment in equity investees	18,811	8,827
Goodwill	128,170	99,199
Intangible assets, net	225,932	203,372
Long-term deferred income taxes	16,899	19,194
Other assets, net	16,157	16,744
Total assets	$1,499,149	$1,616,146

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$96,480	$98,199
Accrued expenses	136,029	137,681
Income taxes payable	9	1,361
Total current liabilities	232,518	237,241
Long-term debt	468,856	503,785
Long-term deferred income taxes	98,682	85,507
Other liabilities	43,527	54,114
Total liabilities	843,583	880,647
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 30,427,865 and 30,015,321 shares issued and outstanding as of January 3, 2016, and December 28, 2014, respectively.	663,600	657,292
Additional paid-in capital	231,363	225,918
Accumulated deficit	(144,628)	(97,517)
Accumulated other comprehensive income (loss)	(107,948)	(76,259)
Total equity attributable to Masonite	642,387	709,434
Equity attributable to non-controlling interests	13,179	26,065
Total equity	655,566	735,499
Total liabilities and equity	$1,499,149	$1,616,146

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
(In thousands)	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014
Net income (loss) attributable to Masonite	$(13,218)	$(16,367)	$(47,111)	$(37,340)

Add: Asset impairment	—	18,202	9,439	18,202
Add: Loss (gain) on disposal of subsidiaries	30,263	—	59,984	—
Add: Loss on extinguishment of debt	—	—	28,046	—
Tax impact of adjustments	—	(1,100)	(3,248)	(1,100)
Adjusted net income (loss) attributable to Masonite	$17,045	$735	$47,110	$(20,238)

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$(0.43)	$(0.55)	$(1.56)	$(1.26)
Diluted adjusted earnings (loss) per common share attributable to Masonite ("Adjusted EPS")	$0.54	$0.02	$1.49	$(0.68)

Shares used in computing diluted EPS	30,402,479	29,915,729	30,266,747	29,588,001
Incremental shares issuable under share compensation plans and warrants	1,171,874	1,181,809	1,304,745	—
Shares used in computing diluted Adjusted EPS	31,574,353	31,097,538	31,571,492	29,588,001

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and warrants and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For any periods presented which result in a net loss, no potential common shares relating to our equity awards were included in the computation of diluted loss per share, as their effect would have been anti-dilutive given our net loss position for those periods.

	Three Months Ended January 3, 2016
(In thousands)	North America	Europe, Asia and Latin America	Africa	Total
Adjusted EBITDA	$45,343	$11,468	$29	$56,840
Less (plus):
Depreciation	10,776	3,486	628	14,890
Amortization	4,437	3,035	9	7,481
Share based compensation expense	6,261	—	—	6,261
Loss (gain) on disposal of property, plant and equipment	490	293	3	786
Restructuring costs	426	87	682	1,195
Loss (gain) on disposal of subsidiaries	(310)	—	30,573	30,263
Interest expense (income), net	12,881	(5,709)	(7)	7,165
Other expense (income), net	1,106	676	—	1,782
Income tax expense (benefit)	984	(2,277)	(302)	(1,595)
Loss (income) from discontinued operations, net of tax	191	56	—	247
Net income (loss) attributable to non-controlling interest	1,583	—	—	1,583
Net income (loss) attributable to Masonite	$6,518	$11,821	$(31,557)	$(13,218)

	Three Months Ended December 28, 2014
(In thousands)	North America	Europe, Asia and Latin America	Africa	Total
Adjusted EBITDA	$29,052	$5,791	$2,879	$37,722
Less (plus):
Depreciation	10,742	3,510	546	14,798
Amortization	4,021	1,274	254	5,549
Share based compensation expense	2,270	—	—	2,270
Loss (gain) on disposal of property, plant and equipment	1,292	8	157	1,457
Restructuring costs	151	(208)	—	(57)
Asset impairment	—	18,202	—	18,202
Interest expense (income), net	17,284	(6,844)	51	10,491
Other expense (income), net	(508)	(1,162)	—	(1,670)
Income tax expense (benefit)	1,172	(239)	198	1,131
Loss (income) from discontinued operations, net of tax	133	61	—	194
Net income (loss) attributable to non-controlling interest	1,724	—	—	1,724
Net income (loss) attributable to Masonite	$(9,229)	$(8,811)	$1,673	$(16,367)

	Year Ended January 3, 2016
(In thousands)	North America	Europe, Asia and Latin America	Africa	Total
Adjusted EBITDA	$165,175	$40,029	$(1,007)	$204,197
Less (plus):
Depreciation	42,818	13,554	2,788	59,160
Amortization	16,558	7,153	14	23,725
Share based compensation expense	13,236	—	—	13,236
Loss (gain) on disposal of property, plant and equipment	1,334	325	(288)	1,371
Restructuring costs	2,067	2,501	1,110	5,678
Asset impairment	—	9,439	—	9,439
Loss (gain) on disposal of subsidiaries	(310)	29,721	30,573	59,984
Interest expense (income), net	57,898	(25,135)	121	32,884
Loss on extinguishment of debt	28,046	—	—	28,046
Other expense (income), net	207	(1,964)	—	(1,757)
Income tax expense (benefit)	17,421	(1,886)	(1,363)	14,172
Loss (income) from discontinued operations, net of tax	700	208	—	908
Net income (loss) attributable to non-controlling interest	4,462	—	—	4,462
Net income (loss) attributable to Masonite	$(19,262)	$6,113	$(33,962)	$(47,111)

	Year Ended December 28, 2014
(In thousands)	North America	Europe, Asia and Latin America	Africa	Total
Adjusted EBITDA	$121,069	$15,755	$263	$137,087
Less (plus):
Depreciation	39,567	17,543	3,512	60,622
Amortization	16,968	4,500	254	21,722
Share based compensation expense	9,605	—	—	9,605
Loss (gain) on disposal of property, plant and equipment	3,981	(322)	157	3,816
Restructuring costs	633	10,497	7	11,137
Asset impairment	—	18,202	—	18,202
Interest expense (income), net	69,559	(28,202)	168	41,525
Other expense (income), net	(953)	366	—	(587)
Income tax expense (benefit)	6,034	(40)	(1,461)	4,533
Loss (income) from discontinued operations, net of tax	569	61	—	630
Net income (loss) attributable to non-controlling interest	3,222	—	—	3,222
Net income (loss) attributable to Masonite	$(28,116)	$(6,850)	$(2,374)	$(37,340)

Non-GAAP Financial Measures and Related Information
Adjusted EBITDA is a measure used by management to measure operating performance. Beginning with the first quarter of 2015, we revised our calculation of Adjusted EBITDA to separately exclude loss on extinguishment of debt, which would be a component of other expense (income), net, but is separately stated due to its magnitude. Furthermore, beginning with the third quarter of 2015, we revised our calculation of Adjusted EBITDA to separately exclude loss (gain) on disposal of subsidiaries. The revisions to this definition had no impact on our reported Adjusted EBITDA for the three months or year ended December 28, 2014. As revised, Adjusted EBITDA is defined as net income (loss) attributable to Masonite plus depreciation, amortization, restructuring costs, loss (gain) on sale of property, plant and equipment, asset impairment, loss (gain) on disposal of subsidiaries, registration and listing fees, interest expense, net, loss on extinguishment of debt, other expense (income), net, income tax expense (benefit), loss (income) from discontinued operations, net of tax, net income attributable to non-controlling interest and share based compensation expense. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP, and should not be considered as an alternative to (i) net income (loss) or net income (loss) attributable to Masonite determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of Adjusted EBITDA in this press release is appropriate to provide additional information to investors about our operating performance. Not all companies use identical calculations, and as a result, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility or our senior notes. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The tables above sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties.

Adjusted EPS for the year ended January 3, 2016 and December 28, 2014 is diluted earnings per common share attributable to Masonite (EPS) less asset impairment charges, loss (gain) on disposal of subsidiaries and loss on extinguishment of debt, net of related tax expense (benefit). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.